State of North Dakota

SECRETARY OF STATE

Certificate of Merger

The undersigned, as Secretary of State of the state of North Dakota, hereby certifies that Articles of Merger of

DAKOTA CAPITAL LIFE INSURANCE COMPANY (NORTH DAKOTA)

Into

US Alliance Life and Security Company (NORTH DAKOTA)

duly signed and verified pursuant to North Dakota statutes governing mergers, have been received in this office and are found to conform to law.

ACCORDINGLY, the undersigned, as such Secretary of State, and by virtue of the authority vested in him by law, hereby issues this Certificate of Merger.

Effective Date: December 29, 2023
Filed Date: December 29, 2023

Michael Howe
Secretary of State